Exhibit 4.3

CONMED CORPORATION

AMENDED AND RESTATED 2015 LONG-TERM INCENTIVE PLAN

As amended on February 25, 2015

1	PURPOSE.

The purpose of the Amended and Restated 2015 Long-Term Incentive Plan of CONMED Corporation (the “Plan”) is to promote the long term financial interests of CONMED Corporation (the “Company”), including its growth and performance, by encouraging employees of the Company and its subsidiaries who provide important services to the Company and its subsidiaries to acquire an ownership position in the Company, enhancing the ability of the Company and its subsidiaries to attract and retain employees of outstanding ability, and providing employees with an interest in the Company parallel to that of the Company’s stockholders. To achieve these purposes, the Company may grant Awards of Stock Options, Restricted Shares, Restricted Share Units, Stock Appreciation Rights, Performance Shares, Performance Share Units and Other Awards to key employees selected by the Compensation Committee, all in accordance with the terms and conditions set forth in the Plan.

The CONMED Corporation 1999 Long-Term Incentive Plan was originally adopted by the Board of Directors of CONMED Corporation on March 3, 1999, and was approved by the stockholders of CONMED Corporation on May 18, 1999. The CONMED Corporation 1999 Long-Term Incentive Plan expired on December 31, 2008, was amended and restated effective as of February 24, 2009, again as of February 29, 2012, and is hereby further amended and restated effective as of February 25, 2015 subject to the approval by the stockholders of CONMED Corporation at the May 28, 2015 Annual Shareholder Meeting.

The amendments made to the Plan shall affect only Awards granted on or after the “Effective Date” (as hereinafter defined). Awards granted prior to the Effective Date shall be governed by the terms of the Plan and Award Agreements as in effect prior to the Effective Date. The terms of the Plan as hereby amended and restated are not intended to affect the interpretation of the terms of the Plan as they existed prior to the Effective Date for Awards granted prior to the Effective Date. In the event that this Amended and Restated 2015 Long-Term Incentive Plan is not approved by the stockholders of CONMED Corporation, the Amended and Restated 2015 Long-Term Incentive Plan shall be null and void and of no force or effect, but the Plan as amended and restated effective as of February 29, 2012 and the Awards granted thereunder (or under any prior version of the Plan) on or prior to May 28, 2015 shall remain in full force and effect.

2	DEFINITIONS. The following definitions are applicable to the Plan:

2.1	“Award” shall mean an award determined in accordance with the terms of the Plan.

2.2	“Award Agreement” shall mean the agreement evidencing an Award as described in Section 12.1 of the Plan.

2.3	“Board of Directors” shall mean the Board of Directors of the Company.

2.4

“Cause” shall mean, unless otherwise provided in an Award Agreement, (a) with respect to a Participant employed pursuant to a written employment or similar agreement which includes a definition of “Cause,” “Cause” as defined in that agreement, (b) the willful and continued failure by a Participant to substantially perform his or her duties with the Company (other than any such failure resulting from his incapacity due to physical or mental illness), or (c) the willful engaging by the Participant in conduct which is demonstrably and materially injurious to the Company or its affiliates.

2.5	“Committee” shall mean the Compensation Committee of the Board of Directors, or such other committee of the Board as the Board may select from time to time to administer the Plan pursuant to Section 4. The Committee shall be composed of not less than two directors of the Company. The Board of Directors may also appoint one or more directors as alternate members of the Committee. No officer or employee of the Company or of any subsidiary shall be a member or alternate member of the Committee. The Committee shall at all times be comprised solely of “outside directors” within the meaning of Section 162(m) of the Internal Revenue Code and in such a manner as to satisfy the “non-employee” director standard contained in Rule 16b-3 promulgated under the Exchange Act.

2.6	“Common Stock” shall mean the common stock, par value $.01 per share, of the Company.

2.7

“Covered Employee” means, at the time of an Award (or such other time as required or permitted by Section 162(m) of the Internal Revenue Code) (i) the Company’s Chief Executive Officer (or an individual acting in such capacity), (ii) any employee of the Company or its subsidiaries who, in the discretion of the Committee for purposes of determining those employees who are “covered employees” under Section 162(m) of the Internal Revenue Code, is likely to be among the four other highest compensated officers of the Company for the year in which an Award is made or payable, and (iii) any other employee of the Company or its subsidiaries designated by the Committee in its discretion.

2.8	“Effective Date” means the date the Plan is approved by the stockholders of CONMED Corporation.

2.9	“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

2.10

“Fair Market Value” shall mean, per share of Common Stock, the closing price of the Common Stock on the NASDAQ Stock Market or, if applicable, principal securities exchange on which the shares of Common Stock are then traded, or, if not traded, the price set by the Committee.

2.11

“Good Reason” means, unless otherwise provided in an Award Agreement, (a) with respect to a Participant employed pursuant to a written employment or similar agreement which includes a definition of “Good Reason,” “Good Reason” as defined in that agreement or (b) with respect to any other Participant, the occurrence of any of the following in the absence of the Participant’s written consent: (i) any material and adverse change in the Participant’s position or authority with the Company as in effect immediately before a Change in Control, other than an isolated and insubstantial action not taken in bad faith and which is remedied by the Company within 30 days after receipt of notice thereof given by the Participant; (ii) the transfer of the Participant’s primary work site to a new primary work site that is more than 50 miles from the Participant’s primary work site in effect immediately before a Change in Control; or (iii) a diminution of the Participant’s base salary in effect immediately before a Change in Control by more than 10%, unless such diminution applies to all similarly situated employees, provided that (x) if the Participant does not deliver to the Company a written notice of termination within 60 days after the Participant has knowledge that an event constituting Good Reason has occurred, the event will no longer constitute Good Reason and (y) the Participant must give the Company 30 days to cure the event constituting Good Reason.

2.12	“Internal Revenue Code” means the Internal Revenue Code of 1986, as amended.

2.13	“Participant” shall mean an employee of the Company or any subsidiary, in each case who is selected by the Committee to participate in the Plan.

3	SHARES SUBJECT TO THE PLAN.

3.1	Subject to adjustment as provided in Section 17 of the Plan, the number of shares of Common Stock which shall be available for the grant of Awards under the Plan shall be equal to the number of shares available for grant under the Amended and Restated Long-Term Incentive Plan, plus an additional 2,000,000 shares, all of which are available for the grant of incentive stock options. Notwithstanding anything contained herein to the contrary, in no event shall more than 2,000,000 shares of Common Stock (subject to adjustment as provided in Section 17 of this Plan) be available in the aggregate for the issuance of Common Stock pursuant to Performance Shares, Performance Share Units, Restricted Shares, Restricted Share Units and Other Awards granted under the Plan. The shares of Common Stock issued under the Plan may be authorized and unissued shares, treasury shares or shares acquired in the open market specifically for distribution under the Plan, as the Company may from time to time determine. The maximum number of shares with respect to which Stock Options or Stock Appreciation Rights may be granted to an individual in any calendar year is 300,000 shares of Common Stock. The maximum number of shares of Common Stock with respect to which Restricted Shares, Restricted Share Units, Performance Shares, Performance Share Units or Other Awards that, in each case, are intended to qualify as performance-based compensation under Section 162(m) of the Code may be granted to an individual Participant in any calendar year is, in each case, 300,000 shares of Common Stock (or, to the extent that such Award is paid in cash, the maximum dollar amount of any such Award is the equivalent cash value of such number of shares of Common Stock at the closing price on the last trading day of the performance period), subject to adjustment pursuant to Section 17. For purposes of the immediately preceding sentence, “trading day” shall mean a day in which the shares of Common Stock are traded on the NASDAQ Stock Market or, if applicable, the principal securities exchange on which the shares of Common Stock are then traded.

3.2	Except as described below, if any Award under the Plan, in whole or in part, expires unexercised, is forfeited or otherwise terminates or is canceled without the delivery of shares of Common Stock, if shares of Common Stock are surrendered or withheld from any Award to satisfy a Participant’s income tax or other withholding obligations, or if shares of Common Stock owned by the Participant are tendered to pay for the exercise of a stock option under the Plan, then those shares covered by such expired, forfeited, terminated or canceled Awards or the number of shares equal to the number of shares surrendered or withheld in respect thereof shall again become available to be delivered pursuant to Awards granted under the Plan. Shares of Common Stock that are subject to a SAR granted in tandem with a Stock Option but not issued on exercise of the Stock Option shall not thereafter be available to be delivered pursuant to Awards under the Plan. Any shares of Common Stock (a) delivered by the Company, (b) with respect to which Awards are made by the Company and (c) with respect to which the Company becomes obligated to make Awards, in each case through the assumption of, or in substitution for, outstanding awards previously granted by an acquired entity, shall not be counted against the shares of Common Stock available for Awards under this Plan. Shares of Common Stock which may be delivered pursuant to Awards may be authorized but unissued Common Stock or authorized and issued Common Stock held in the Company’s treasury or otherwise acquired for the purposes of the Plan.

4	ADMINISTRATION.

4.1	The Plan shall be administered by the Committee. A majority of the Committee shall constitute a quorum, and the acts of a majority shall be the acts of the Committee. Any determination of the Committee may be made, without a meeting, by a writing or writings signed by all of the members of the Committee. In addition, the Committee may authorize any one or more of its number or any officer of the Company to execute and deliver documents on behalf of the Committee and the Committee may delegate to one or more employees, agents or officers of the Company, or to one or more third party consultants, accountants, lawyers or other advisors, such ministerial duties related to the operation of the Plan as it may deem appropriate.

4.2	Subject to the provisions of the Plan, the Committee (or its delegate, within limits established by the Committee, with respect to non-Covered Employees and employees who are not subject to Section 16 of the Exchange Act) shall have the authority in its sole discretion to (i) exercise all of the powers granted to it under the Plan (including but not limited to, selection of the Participants, determination of the type, size and terms of Awards to be made to Participants, determination of the shares, share units or types of Other Awards subject to Awards, the restrictions, conditions and contingencies to be applicable in the case of specific Awards, and the time or times at which Awards shall be exercisable or at which restrictions, conditions and contingencies shall lapse), (ii) construe, interpret, and implement the Plan and all Award Agreements, (iii) establish, prescribe, amend and rescind any rules and regulations relating to the Plan, including rules governing its own operations, (iv) determine the terms and provisions of any agreements entered into hereunder, (v) make all other determinations necessary or advisable for the administration of the Plan, (vi) correct any defect, supply any omission or reconcile any inconsistency in the Plan or in any Award in the manner and to the extent it shall deem desirable to carry it into effect, (vii) amend any outstanding Award Agreement to accelerate the time or times at which the Award becomes vested, unrestricted or may be exercised, or, to the extent permitted under applicable tax laws, to waive or amend any goals, restrictions or conditions set forth in such Award Agreement, or reflect a change in the Participant’s circumstances (e.g., a change to part time employment status) and (viii) determine whether, to what extent and under what circumstances and method or methods (1) Awards may be (A) settled in cash, shares of Common Stock, other securities, other Awards or other property, (B) exercised or (C) canceled, forfeited or suspended (including, without limitation, canceling underwater options without payment to the Participant), (2) shares of Common Stock, other securities, other Awards or other property and other amounts payable with respect to an Award may be deferred either automatically or at the election of the Participant thereof or of the Committee and (3) Awards may be settled by the Company, any of its subsidiaries or affiliates or any of its or their designees. Other than as provided in Section 17, the Committee shall not be permitted to reduce the exercise price of a Stock Option (or reduce the reference price of a Stock Appreciation Right) after such Award has been granted.

4.3

Subject to the terms of this Plan and terms and limitations as the Committee shall determine, the Committee may delegate its authority to grant Awards to Participants to the Company’s Chief Executive Officer, who may with the written concurrence of at least one other executive officer, grant Awards, subject to annual calendar year limits of 20,000 shares subject to Awards per Participant and 300,000 shares subject to Awards in the aggregate, in the case of Awards made (a) in situations where the Company is seeking to attract a new hire or recognize employees for special achievements, (b) to new employees as a result of the acquisition by the Company of another company, whether by merger or purchase of stock or substantially all of its assets, which Awards are deemed appropriate by the Chief Executive Officer in connection with the retention of newly acquired employees or (c) in other special circumstances except that no such delegation may be made in the case of Awards to Covered Employees or persons who are subject to the provisions of Section 16 of the Exchange Act. If the Company’s Chief Executive Officer grants Awards to Participants under this Section 4.3, the Chief Executive Officer will promptly thereafter provide written notice to the Committee that such Awards were granted. To the extent that the Committee delegates its authority as provided by this Section 4.3, all references in this Plan to the Committee's authority to make Awards shall be deemed to include the Chief Executive Officer. The annual limits described in this Section 4.3 may be modified by the Committee with respect to any year or all future years and shall be subject to adjustment as provided in Section 17.1.

4.4

Actions of the Committee may be taken by the vote of a majority of its members present at a meeting (which may be held telephonically). Any action may be taken by a written instrument signed by a majority of the Committee members, and action so taken shall be fully as effective as if it had been taken by a vote at a meeting. The determination of the Committee on all matters relating to the Plan or any Award Agreement shall be final, binding and conclusive. The Committee may allocate among its members and delegate to any person who is not a member of the Committee any of its administrative responsibilities.

4.5

No Liability. No member of the Board of Directors or the Committee or any employee of the Company or its subsidiaries or affiliates (each such person, a “Covered Person”) shall have any liability to any person (including any Participant) for any action taken or omitted to be taken or any determination made in good faith with respect to the Plan or any Award. Each Covered Person shall be indemnified and held harmless by the Company against and from (a) any loss, cost, liability or expense (including attorneys’ fees) that may be imposed upon or incurred by such Covered Person in connection with or resulting from any action, suit or proceeding to which such Covered Person may be a party or in which such Covered Person may be involved by reason of any action taken or omitted to be taken under the Plan or any Award Agreement and (b) any and all amounts paid by such Covered Person, with the Company’s approval, in settlement thereof, or paid by such Covered Person in satisfaction of any judgment in any such action, suit or proceeding against such Covered Person, provided that the Company shall have the right, at its own expense, to assume and defend any such action, suit or proceeding and, once the Company gives notice of its intent to assume the defense, the Company shall have sole control over such defense with counsel of the Company’s choice. The foregoing right of indemnification shall not be available to a Covered Person to the extent that a court of competent jurisdiction in a final judgment or other final adjudication, in either case not subject to further appeal, determines that the acts or omissions of such Covered Person giving rise to the indemnification claim resulted from such Covered Person’s bad faith, fraud or willful criminal act or omission. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which Covered Persons may be entitled under the Company’s Certificate of Incorporation or Bylaws, as a matter of law, or otherwise, or any other power that the Company may have to indemnify such persons or hold them harmless.

5

ELIGIBILITY. All employees of the Company and its subsidiaries, in each case who have demonstrated significant management potential or who have the capacity for contributing in a substantial measure to the successful performance of the Company, as determined by the Committee in its sole discretion, are eligible to be Participants in the Plan. In addition, the Committee may from time to time deem other employees of the Company or its subsidiaries eligible to participate in the Plan to receive equity awards consistent with legal requirements. The granting of any Award to a Participant shall not entitle that Participant to, nor disqualify that Participant from, participation in any other grant of an Award.

6

AWARDS. Awards under the Plan may consist of: (i) stock options (either incentive stock options within the meaning of Section 422 of the Internal Revenue Code or nonstatutory stock options) granted pursuant to Section 7 (“Stock Options”), (ii) performance shares granted pursuant to Section 8.1 (“Performance Shares”), (iii) performance share units granted pursuant to Section 8.1 (“Performance Share Units”), (iv) stock appreciation rights granted pursuant to Section 9 (“Stock Appreciation Rights” or “SARs”), (v) restricted shares granted pursuant to Section 10 (“Restricted Shares”), (vi) restricted share units granted pursuant to Section 10 (“Restricted Share Units”) and (vii) other types of equity-based Awards which the Committee determines to be consistent with the purpose of the Plan and the interests of the Company, granted pursuant to Section 11 (“Other Awards”). Awards of Performance Shares, Performance Share Units, Restricted Shares, Restricted Share Units and Other Awards may provide the Participant with voting rights but may not provide for the payment of dividends or dividend equivalents, in each case, prior to vesting. Notwithstanding any other provision of the Plan to the contrary, all Awards under the Plan shall be subject to (a) a minimum vesting schedule of at least twelve months following the date of grant of the Award, provided that such vesting schedule (1) may be on a monthly or quarterly pro-rata basis and (2) shall not apply to Awards that are assumed or substituted for in connection with Section 21 of the Plan; and (b) the Company’s Recoupment Policy, as it may be amended from time to time.

7

STOCK OPTIONS. The Award Agreement pursuant to which any Stock Option that is intended to qualify as an incentive stock option is granted shall specify that the option granted thereby shall be treated as an incentive stock option. The Award Agreement pursuant to which any nonstatutory stock option is granted shall specify that the option granted thereby shall not be treated as an incentive stock option. The Committee shall establish the option price at the time each Stock Option is granted, which price shall not be less than 100% of the Fair Market Value of the Common Stock on the date of grant. Stock Options shall be exercisable for such period as specified by the Committee, but in no event may options be exercisable for a period of more than ten years after their date of grant. The option price of each share as to which a Stock Option is exercised shall be paid in full at the time of such exercise. Such payment shall be made in cash, by tender of shares of Common Stock owned by the Participant valued at Fair Market Value as of the date of exercise, subject to such guidelines for the tender of Common Stock as the Committee may establish, in such other consideration as the Committee deems appropriate, or by a combination of cash, shares of Common Stock and such other consideration. The Committee, in its sole discretion, may grant to a Participant the right to transfer Common Stock acquired upon the exercise of a part of a Stock Option in payment of the exercise price payable upon immediate exercise of a further part of the Stock Option.

8	PERFORMANCE AWARDS.

8.1

Performance Shares and Performance Share Units. Performance Shares may be granted in the form of actual shares of Common Stock or as Performance Share Units having a value equal to an identical number of shares of Common Stock. In the event that a stock certificate is issued in respect of Performance Shares, such certificate shall be registered in the name of the Participant but shall be held by the Company until the time the Performance Shares are earned. The performance conditions and the length of the performance period shall be determined by the Committee in accordance with Section 8.2 below, and shall be reflected in the Award Agreement pursuant to which the Performance Shares or Performance Share Units are granted. The Committee shall determine in its sole discretion whether Performance Share Units shall be paid in cash, Common Stock, or a combination of cash and Common Stock.

8.2	Performance Goals. The Committee may establish performance goals with respect to any Award using one or more of the following objectives: (a) market share (including, without limitation, the market share of trading volume in certain types of securities), (b) earnings, (c) earnings per share, (d) operating profit, (e) operating margin, (f) return on equity, (g) return on assets, (h) total return to stockholders, (i) technology improvements, (j) return on investment capital, (k) revenue growth, (l) cash flow, (m) reliability and (n) quality objectives. In addition, Awards may be subject to comparisons of the performance of other companies, such performance to be measured by one or more of the foregoing business criteria. If an Award of Performance Shares or Performance Share Units is made on such basis, the Committee shall establish the relevant performance conditions, in writing, within 90 days after the commencement of the performance period (or such later date as may be required or permitted by Section 162(m) of the Internal Revenue Code). Following the completion of each performance period and prior to the payment of any Award, the Committee shall certify in writing whether the performance goals for such performance period have been met. The Committee may, in its discretion, reduce or eliminate the amount of payment with respect to an Award of Performance Shares or Performance Share Units to a Covered Employee, notwithstanding the achievement of a specified performance condition, but may not increase the amount of payment with respect to such an Award. An Award of Performance Shares or Performance Share Units to a Participant who is a Covered Employee shall (unless the Committee determines otherwise) provide that in the event of the Participant’s termination of employment prior to the end of the performance period for any reason, such Award will be payable only (A) if the applicable performance conditions are achieved and (B) to the extent, if any, as the Committee shall determine.

9

STOCK APPRECIATION RIGHTS. Stock Appreciation Rights (“SARs”) may be granted either alone or in connection with a Stock Option, as the Committee determines and as reflected in the Award Agreement pursuant to which such SAR is granted. A SAR granted in connection with an incentive stock option may be granted only when the incentive stock option is granted. A SAR granted in connection with a nonstatutory stock option may be granted either when the related nonstatutory stock option is granted or at any time thereafter, including, in the case of any nonstatutory stock option resulting from the conversion of an incentive stock option to a nonstatutory stock option, simultaneously with or after the conversion. A Participant electing to exercise a SAR shall deliver written notice to the Company of the election identifying the SAR and, if applicable, the related option with respect to which the SAR was granted to the Participant, and specifying the number of whole shares of Common Stock with respect to which the Participant is exercising the SAR. Upon exercise of the SAR, if applicable, the related option shall be deemed to be surrendered to the extent that the SAR is exercised. SARs may be exercised only (i) on a date when the Fair Market Value of a share of Common Stock exceeds the exercise price stated in the Award Agreement or, if applicable, the Award Agreement for the Stock Option related to that SAR and (ii) in compliance with any restrictions that may be set forth in the Award Agreement pursuant to which the SAR was granted. The amount payable upon exercise of a SAR may be paid by the Company in cash, or, if the Committee shall determine in its sole discretion, in shares of Common Stock (taken at their Fair Market Value at the time of exercise of the SAR) or in a combination of cash and shares of Common Stock; provided, however, that if the SAR is granted in connection with a Stock Option, in no event shall the total number of shares of Common Stock that may be paid to a Participant pursuant to the exercise of a SAR exceed the total number of shares of Common Stock subject to the related Stock Option. A SAR shall terminate and may no longer be exercised upon the first to occur of (a) if applicable, exercise or termination of the related Stock Option or (b) any termination date specified in the Award Agreement pursuant to which the SAR is granted. In addition, the Committee may, in its sole discretion at any time before the occurrence of a Change in Control, amend, suspend or terminate any SAR theretofore granted under the Plan without the holder’s consent; provided that, in the case of amendment, no provision of the SAR, as amended, shall be in conflict with any provision of the Plan. If the SAR is granted in connection with a Stock Option, the amendment, suspension or termination of any such SAR by the Committee as described in the immediately preceding sentence shall not affect the holder’s rights in any related Stock Option.

10	RESTRICTED SHARES and RESTRICTED SHARE UNITS. Restricted Shares may be granted in the form of actual shares of Common Stock or Restricted Share Units having a value equal to an identical number of shares of Common Stock. In the event that a stock certificate is issued in respect of Restricted Shares, such certificate shall be registered in the name of the Participant but shall be held by the Company until the end of the restricted period. The employment conditions and the length of the period for vesting of Restricted Shares or Restricted Share Units shall be reflected in the Award Agreement pursuant to which such Restricted Shares or Restricted Share Units are granted. The Committee shall determine in its sole discretion whether Restricted Share Units shall be paid in cash, Common Stock, or a combination of cash and Common Stock.

11

OTHER AWARDS. The Committee may grant types of equity-based Awards (including the grant or offer for sale of unrestricted shares of Common Stock and other performance shares) other than Stock Options, SARs, Restricted Shares, Restricted Share Units, Performance Shares and Performance Share Units in such amounts and subject to such terms and conditions, as the Committee shall determine. Such Other Awards may entail the transfer of actual shares of Common Stock to Plan participants, or payment in cash or otherwise of amounts based on the value of shares of Common Stock. The terms of such Other Awards shall be reflected in the Award Agreement pursuant to which such Other Award is granted.

12	AWARDS UNDER THE PLAN.

12.1

Award Agreements. Each Award under the Plan shall be evidenced by an agreement setting forth the terms and conditions, as determined by the Committee, which shall apply to such Award, in addition to the terms and conditions specified in the Plan. The Committee may grant Awards in tandem with or in substitution for any other Award or Awards granted under this Plan or any award granted under any other plan of the Company. By accepting an Award pursuant to the Plan, a Participant thereby agrees that the Award shall be subject to all of the terms and provisions of the Plan and the applicable Award Agreement.

12.2

Rights as a Stockholder. The Award Agreement shall specify whether (and under what circumstances) a Participant (or other person having rights pursuant to an Award) shall have any of the rights of a stockholder of the Company with respect to shares of Common Stock subject to an Award. Except as otherwise provided in Section 17, no adjustments shall be made for dividends or distributions (whether ordinary or extraordinary, and whether in cash, Common Stock, other securities or other property) on, or other events relating to, shares of Common Stock subject to an Award for which the record date is prior to the date such shares are delivered.

12.3

Required Shareholder Consent. Unless otherwise approved by the Company’s stockholders, Stock Options and SARs will not be (x) repriced (other than in accordance with the adjustment provisions of Section 17.1), (y) repurchased for cash or other consideration, or cancelled in conjunction with the grant of a new Stock Option or SAR with a lower exercise price, in each case on a date when the exercise price of such Stock Option or SAR is equal to or exceeds the Fair Market Value a share of Common Stock or (z) be subject to automatic reload provisions.

13	CHANGE IN CONTROL.

13.1

Unless otherwise provided in an Award Agreement or the Committee determines otherwise, in the event of a Change in Control, as hereinafter defined, in which Awards are not assumed, substituted or otherwise continued, (i) the restrictions applicable to all Restricted Shares and Restricted Share Units shall lapse and such shares and share units shall be deemed fully vested, (ii) all Restricted Shares granted in the form of share units shall be paid in cash, (iii) all Performance Shares granted in the form of shares of Common Stock or Performance Share Units shall be deemed to be earned based on the level of actual performance through the date of the Change in Control with respect to all open performance periods, (iv) all Performance Shares granted in the form of share units shall be paid in cash, and (v) each Stock Option and SAR that is not exercisable in full shall be deemed fully vested. The amount of any cash payment in respect of a Restricted Share Unit or Performance Share Unit shall be equal to: (A) in the event the Change in Control is the result of a tender offer or exchange offer for Common Stock, the final offer price per share paid for the Common Stock or (B) in the event the Change in Control is the result of any other occurrence, the aggregate per share value of Common Stock as determined by the Committee at such time. The Committee may, in its discretion, include such further provisions and limitations in any agreement documenting such Awards as it may deem equitable and in the best interests of the Company.

Unless otherwise provided in the applicable Award Agreement or the Committee determines otherwise, in the event of a Change in Control in which Awards are assumed, substituted or otherwise continued, the Awards will not automatically vest upon a Change in Control, but if a Participant’s employment is terminated by the Company or any successor entity thereto without Cause or resigns for Good Reason, in each case, within two (2) years after a Change in Control, (i) the restrictions applicable to all Restricted Shares and Restricted Share Units shall lapse and such shares and share units shall be deemed fully vested, (ii) all Performance Shares granted in the form of shares of Common Stock or Performance Share Units shall be deemed to be earned based on the level of actual performance through the date of the employment termination with respect to all open performance periods, and (iii) each Stock Option and SAR that is not exercisable in full shall be deemed fully vested. The Committee may, in its discretion, include such further provisions and limitations in any agreement documenting such Awards as it may deem equitable and in the best interests of the Company.

13.2

A “Change in Control” shall mean the occurrence of any one of the following events: (i) any “person” (as such term is defined in Section 3(a)(9) of the Exchange Act and as used in Sections 13(d)(3) and 14(d)(2) of the Exchange Act) is or becomes a “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 25% or more of the combined voting power of the Company’s then outstanding securities eligible to vote for the election of the Board of Directors (the “Company Voting Securities”); provided, however, that the event described in this paragraph (i) shall not be deemed to be a Change in Control by virtue of any of the following acquisitions: (A) by the Company or any of its subsidiaries, (B) by any employee benefit plan sponsored or maintained by the Company or any of its subsidiaries, (C) by any underwriter temporarily holding securities pursuant to an offering of such securities, or (D) pursuant to a Non-Control Transaction (as defined in clause (ii) below), (ii)  the consummation of a merger, consolidation, share exchange or similar form of corporate reorganization of the Company (or any such type of transaction involving the Company or any of its subsidiaries that requires the approval of the Company’s stockholders, whether for the transaction or the issuance of securities in the transaction or otherwise) (a “Business Combination”), unless immediately following such Business Combination: (a) more than 60% of the total voting power of the corporation resulting from such Business Combination (including, without limitation, any corporation which directly or indirectly has beneficial ownership of 100% of the Company Voting Securities) eligible to elect directors of such corporation is represented by shares that were Company Voting Securities immediately prior to such Business Combination (either by remaining outstanding or being converted), and such voting power is in substantially the same proportion as the voting power of such Company Voting Securities immediately prior to the Business Combination, (b) no person (other than any holding company resulting from such Business Combination, any employee benefit plan sponsored or maintained by the Company (or the corporation resulting from such Business Combination)) immediately following the consummation of the Business Combination becomes the beneficial owner, directly or indirectly, of 25% or more of the total voting power of the outstanding voting securities eligible to elect directors of the corporation resulting from such Business Combination, and (c) at least a majority of the members of the Board of Directors of the corporation resulting from such Business Combination were members of the Board of Directors at the time of the approval of the execution of the initial agreement providing for such Business Combination (any Business Combination which satisfies the conditions in clauses (a), (b) and (c) is referred to hereunder as a “Non-Control Transaction”); or (iii) the stockholders of the Company approve a plan of complete liquidation or dissolution of the Company or the sale of all or substantially all of its assets. Notwithstanding the foregoing, a Change in Control of the Company shall not be deemed to occur solely because any person acquires beneficial ownership of more than 25% of the Company Voting Securities as a result of the acquisition of Company Voting Securities by the Company which reduces the number of Company Voting Securities outstanding; provided, that if after such acquisition by the Company such person becomes the beneficial owner of additional Company Voting Securities that increases the percentage of outstanding Company Voting Securities beneficially owned by such person, a Change in Control of the Company shall then occur.

14	WITHHOLDING. The Company shall have the right to deduct from any payment to be made pursuant to the Plan the amount of any taxes required by law to be withheld therefrom, or to require a Participant to pay to the Company such amount required to be withheld prior to the issuance or delivery of any shares of Common Stock or the payment of cash under the Plan. The Committee may, in its discretion, permit a Participant to elect to satisfy such withholding obligation by having the Company retain the number of shares of Common Stock whose Fair Market Value equals the amount required to be withheld. Any fraction of a share of Common Stock required to satisfy such obligation shall be disregarded and the amount due shall instead be paid in cash to the Participant.

15

NONTRANSFERABILITY. No Award shall be assignable or transferable, and no right or interest of any Participant shall be subject to any lien, obligation or liability of the Participant, except by will or the laws of descent and distribution. Notwithstanding the immediately preceding sentence, the Committee may, subject to the terms and conditions it may specify, permit a Participant to transfer any nonstatutory stock options granted to him pursuant to the Plan to one or more of his immediate family members or to trusts established in whole or in part for the benefit of the Participant and/or one or more of such immediate family members. During the lifetime of the Participant, a nonstatutory stock option shall be exercisable only by the Participant or by the immediate family member or trust to whom such Stock Option has been transferred pursuant to the immediately preceding sentence. For purposes of the Plan, (i) the term “immediate family” shall mean the Participant’s spouse and issue (including adopted and step children) and (ii) the phrase “immediate family members and trusts established in whole or in part for the benefit of the Participant and/or one or more of such immediate family members” shall be further limited, if necessary, so that neither the transfer of a nonstatutory stock option to such immediate family member or trust, nor the ability of a Participant to make such a transfer shall have adverse consequences to the Company or the Participant by reason of Section 162(m) of the Internal Revenue Code.

16

NO RIGHT TO EMPLOYMENT. No person shall have any claim or right to be granted an Award, and the grant of an Award shall not be construed as giving a Participant the right to be retained in the employ of the Company or any subsidiary. Further, the Company and its subsidiaries expressly reserve the right at any time to dismiss a Participant free from any liability, or any claim under the Plan, except as provided herein or in any agreement entered into hereunder. Any obligation of the Company under the Plan to make any payment at any future date merely constitutes the unsecured promise of the Company to make such payment from its general assets in accordance with the Plan, and no Participant shall have any interest in, or lien or prior claim upon, any property of the Company or any subsidiary by reason of that obligation.

17	ADJUSTMENT OF AND CHANGES IN COMMON STOCK.

17.1

The Committee shall adjust the number of shares of Common Stock authorized pursuant to Section 3.1 and shall adjust the terms of any outstanding Awards (including, without limitation, the number of shares of Common Stock covered by each outstanding Award, the type of property to which the Award relates (including whether such Award may be terminated and settled by payment of cash) and the exercise or strike price of any Award), in such manner as it deems appropriate to prevent the enlargement or dilution of rights, or otherwise deems it appropriate, for any increase or decrease in the number of issued shares of Common Stock (or issuance of shares of stock other than shares of Common Stock) resulting from a recapitalization, stock-split, reverse stock split, stock dividend, spin-off, split-up, combination or reclassification or exchange of the shares of Common Stock, merger, consolidation, rights offering, separation, reorganization or any other change in corporate structure or event the Committee determines in its sole discretion affects the capitalization of the Company, including a Change in Control or any extraordinary dividend or distribution. After any adjustment made pursuant to this Section 17.1, the number of shares of Common Stock subject to each outstanding Award shall be rounded up or down to the nearest whole number, as determined by the Committee and consistent with the requirements of applicable tax law. Notwithstanding anything in the Plan to the contrary, any adjustments, modifications or changes of any kind made pursuant to this Section 17.1 shall be made in a manner compliant with Section 409A of the Internal Revenue Code (“Section 409A”).

17.2

Except as provided in Section 3.1 or under the terms of any applicable Award Agreement, there shall be no limit on the number or the value of shares of Common Stock that may be subject to Awards to any individual under the Plan.

17.3

There shall be no limit on the amount of cash, securities (other than shares of Common Stock as provided in Section 3.1, as adjusted by 17.1) or other property that may be delivered pursuant to any Award.

18	AMENDMENT. The Board of Directors may amend, suspend or terminate the Plan or any portion thereof at any time, provided that no amendment shall be made without stockholder approval if such approval is necessary in order for the Plan to continue to comply with Rule 16b-3 under the Exchange Act, and that such amendments shall be effected in a manner compliant with applicable tax law and subject to Section 23 of the Plan.

19

EFFECTIVE DATE AND TERMINATION. The CONMED Corporation 1999 Long-Term Incentive Plan was originally effective as of January 1, 1999, the Amended and Restated 1999 Long-Term Incentive Plan was effective as of February 24, 2009, the Amended and Restated Plan was effective as of February 29, 2012 and this Amended and Restated 2015 Long-Term Incentive Plan is effective as of the Effective Date. Subject to earlier termination pursuant to Section 18 of the Plan or by the action of the Board of Directors, the Plan shall remain in effect until May 28, 2025.

20

PURCHASE FOR INVESTMENT. Each person acquiring Common Stock pursuant to any Award may be required by the Company to furnish a representation that he or she is acquiring the Common Stock so acquired as an investment and not with a view to distribution thereof if the Company, in its sole discretion, determines that such representation is required to ensure that a resale or other disposition of the Common Stock would not involve a violation of the Securities Act of 1933, as amended, or of applicable blue sky laws. Any investment representation so furnished shall no longer be applicable at any time such representation is no longer necessary for such purposes.

21

AWARDS THROUGH THE ASSUMPTION OF OR IN SUBSTITUTION FOR AWARDS GRANTED BY OTHER COMPANIES. Awards may be granted under the Plan through the assumption of or substitution for awards held by employees of a company who become employees of the Company or any subsidiary as a result of the merger or consolidation of the employer company with the Company or any subsidiary, or the acquisition by the Company or any subsidiary of the assets of the employer company, or the acquisition by the Company or any subsidiary of stock of the employer company as a result of which it becomes a subsidiary. The terms, provisions, and benefits of the assumed or substitute Awards so granted may vary from the terms, provisions, and benefits set forth in or authorized by the Plan to such extent as the Committee at the time of the grant may deem appropriate to conform, in whole or in part, to the terms, provisions, and benefits of the awards assumed or in substitution for which they are granted.

22	GOVERNING LAW. The provisions of the Plan shall be governed and construed in accordance with the laws of the State of New York.

23	SECTION 409A. It is the Company’s intent that the Plan and Awards granted hereunder comply with or be exempt from the requirements of Section 409A and that agreements evidencing Awards be administered and interpreted accordingly. If and to the extent that any payment or benefit under this Plan is determined by the Company to constitute “non-qualified deferred compensation” subject to Section 409A and is payable to a Participant by reason of the Participant’s termination of employment, then (a) such payment or benefit shall be made or provided to the Participant only upon a “separation from service” as defined for purposes of Section 409A under applicable regulations and (b) if the Participant is a “specified employee” (within the meaning of Section 409A and as determined by the Company), such payment or benefit shall be made or provided on the date that is six months and one day after the date of the Participant’s separation from service (or earlier death). Any amount not paid in respect of the six-month period specified in the preceding sentence will be paid to the Participant in a lump sum on the date that is six months and one day after the Participant’s separation from service (or earlier death). Each payment made under the Plan shall be deemed to be a separate payment for purposes of Section 409A. If and to the extent that any Award is determined by the Company to constitute “non-qualified deferred compensation” subject to Section 409A and such Award is payable to a Participant upon a Change in Control, then no payment shall be made pursuant to such Award unless such Change in Control constitutes a “change in the ownership of the corporation”, “a change in effective control of the corporation”, or “a change in the ownership of a substantial portion of the assets of the corporation” within the meaning of Section 409A; provided that if such Change in Control does not constitute a “change in the ownership of the corporation”, “a change in effective control of the corporation”, or “a change in the ownership of a substantial portion of the assets of the corporation” within the meaning of Section 409A, then the Award shall still fully vest upon such Change in Control, but shall be payable upon the original schedule contained in the Award. If and to the extent that any Award is determined by the Company to constitute “non-qualified deferred compensation” subject to Section 409A and such Award is payable to a Participant upon disability, then no payment shall be made pursuant to such Award unless such disability constitutes “disability” within the meaning of Section 409A; provided that if such disability does not constitute “disability” within the meaning of Section 409A, then the Award shall still fully vest upon such disability, but shall be payable upon the original schedule contained in the Award. Neither the Company nor its affiliates shall have any liability to any Participant, Participant’s spouse or other beneficiary of any Participant’s spouse or other beneficiary of any Participant or otherwise if the Plan or any amounts paid or payable hereunder are subject to the additional tax and penalties under Section 409A